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                                                                    Exhibit 5.1

                             COHEN & GRIGSBY, P.C.

                                Attorneys at Law

                                 2900 CNG Tower
                               625 Liberty Avenue
                      Pittsburgh, Pennsylvania 15222-3115
                                     --------
                            Telephone (412) 394-4900
                               Fax (412) 391-3382


                                January 21, 1997


Board of Directors of
 SEEC, Inc.
5001 Baum Boulevard
Pittsburgh, PA 15213

Ladies and Gentlemen:

        We have acted as counsel to SEEC, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement") in order to register under the Securities Act of 1933, as amended, 2,070,000 shares of the Company's common stock, $0.01 par value (the "Common Stock") and the contemplated issue and sale by the Company of such shares of Common Stock to the Underwriters (as defined in the Registration Statement) in accordance with the terms of an Underwriting Agreement (the "Agreement") to be entered into by and among the Company and the Underwriters.



        In connection with the foregoing, we have examined: (a) the Registration Statement and all amendments thereto; (b) the Company's Amended and Restated Articles of Incorporation and Bylaws, as amended; (c) resolutions of the Board of Directors and shareholders of the Company; (d) the form of Agreement; and (e) such other corporate records and documents as we consider relevant, necessary or appropriate for purposes of this opinion.

        In all such examinations, we have assumed the genuineness of all signatures on originals and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or photocopies. With respect to various questions of fact material to this opinion, we have made no independent investigations and have relied upon statements and certificates of officers and directors of the Company and of other appropriate persons.

        We have also assumed that the shares of Common Stock will be issued and sold in accordance with the terms of the Agreement and the Registration Statement, including receipt by the Company of the full consideration for the shares of Common Stock set forth therein. With respect to the Agreement, we have assumed the execution and delivery of the Agreement by the parties thereto and that the Agreement as executed and delivered will conform, as to the issuance and sale of the Common Stock, in all material respects to the draft reviewed by us.


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COHEN & GRIGSBY, P.C.

Board of Directors of
 SEEC, Inc.

January 21, 1997

Page 2


        Based upon such examination and assumptions, and subject to compliance with applicable state securities and "Blue Sky" laws, in our opinion the shares of Common Stock to be issued, when issued as contemplated by the Registration Statement and the Agreement, will be validly issued, fully-paid and non-assessable shares of Common Stock of the Company.

        We hereby consent to the reference to us in the Prospectus of the Company constituting part of the Registration Statement filed with the Securities and Exchange Commission registering the Common Stock and to the inclusion of this letter as an exhibit to the Registration Statement.


                                         Very truly yours,


                                         COHEN & GRIGSBY, P.C.

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